EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 MOBILEPRO CORP.

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                         Pursuant to Section 242 of the
                       General Corporation Law of Delaware
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        The undersigned President and Chief Executive Officer of Mobilepro Corp.
("Corporation") DOES HEREBY CERTIFY:

                FIRST:  The name of the Corporation is Mobilepro Corp.

                SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting the following two new paragraphs at the beginning of Article FOURTH in lieu thereof:

                           "FOURTH: That as of the effective date of this
                Certificate of Amendment of the Certificate of Incorporation of the Corporation ("Amendment") each 200 shares of the Corporation's common stock that is issued and outstanding shall be changed, without any further action, into one fully paid and non-assessable share of the Corporations common stock, fractional shares to be rounded up.

                           As of the effective date of this Amendment, after the
                reverse stock split set forth above, the total number of shares of capital stock of all classes which the Corporation shall have authority to issue in 55,035,425 shares, of which 50,000,000 shares shall be common stock, par value $.001 per share ("Common Stock"), 5,000,000 shares shall be preferred stock, par value $.001 per share ("Preferred Stock") and 35,425 shares shall be the Series A Convertible Preferred Stock, par value $.001 per share. ("Series A Convertible Preferred Stock")."

                THIRD: The foregoing Amendment of Certificate of Incorporation was duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the consent of the holders of a majority of the outstanding voting stock of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 16th day of November, 2001.


                                           /s/ Scott R. Smith
                                           -------------------
                                           President and Chief Executive Officer